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                                                                    EXHIBIT 99.1

CONTACT:

Timothy Burns                                   John P. Kehoe / Van Negris
Ibis Technology Corporation                     Kehoe, White, Savage & Co., Inc.
(508) 777-4247                                  (212) 888-1616

FOR IMMEDIATE RELEASE
---------------------

          IBIS TECHNOLOGY CORPORATION ANNOUNCES REDEMPTION OF WARRANTS

DANVERS, MA -- JULY 24, 1997 -- Ibis Technology Corporation (NASDAQ:IBIS), today announced that it has provided notice that it will redeem in whole the Company's publicly traded Common Stock Purchase Warrants (Nasdaq:IBISW) on August 26, 1997 (the "Redemption Date"), at the redemption price of $0.20 per Warrant. If a registered Warrantholder desires to exercise warrants, such holder must do so by surrendering the duly completed and executed certificate evidencing the Warrants accompanied by the exercise price therefore. The exercise of Warrants is subject to state securities law restrictions. All Warrants are required to be surrendered to Continental Stock Transfer & Trust Company ("the Warrant Agent") for receipt no later than 5:00 p.m. New York time on August 25, 1997, the business day prior to the Redemption Date. Warrantholders may contact the Warrant Agent, Continental Stock Transfer & Trust Company (212/509-4000), for additional information concerning the exercise and redemption of Warrants. Any Warrants not exercised by August 25, 1997 will be entitled only to the redemption price of such Warrants, and the holder thereof shall have forfeited the right to so exercise.

Each Warrant currently entitles the holder thereof to acquire 1.044 shares of the Company's Common Stock, par value $.008 per share (Nasdaq:IBIS), at a price of $8.05 per share. A copy of the Company's prospectus relating to the Common Stock and Warrants can be obtained from the Warrant Agent.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

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